Exhibit 10.4

AMENDMENT NO. 1

TO

SEPARATION AND RELEASE AGREEMENT

THIS AMENDMENT NO. 1 TO SEPARATION AND RELEASE AGREEMENT (the “Amendment”) is entered into as of the 12th day of August 2009, by and between EMPIRE RESORTS, INC. (the “Company”) and RONALD RADCLIFFE, former Chief Financial Officer of the Company (“Mr. Radcliffe”).

WHEREAS, Mr. Radcliffe and the Company entered into that certain Separation and Release Agreement, dated as of April 14, 2009 (the “Agreement”).

WHEREAS, Exhibit A to the Agreement contained errors which misstated the amount of shares underlying options held by Mr. Radcliffe.

WHEREAS, Mr. Radcliffe and the Company wish to amend the Agreement as provided herein to correct such errors.

NOW, THEREFORE, Mr. Radcliffe and the Company hereby agree as follows:

1.           Exhibit A to the Agreement, entitled “Options Outstanding” is hereby deleted in its entirety and replaced with the following:

Exhibit A

Options Outstanding

1.           Options to purchase 120,000 shares of common stock of Empire Resorts, Inc. at $3.99 per share granted on August 17, 2005.  These shall remain exercisable through June 30, 2012.

2.           Options to purchase 60,000 shares of common stock of Empire Resorts, Inc. at $5.53 per share granted on August 10, 2006.  These shall remain exercisable through June 30, 2012.

3.           Options to purchase 40,000 shares of common stock of Empire Resorts, Inc. at $7.40 per share granted on May 24, 2007.  These shall remain exercisable through June 30, 2012.

4.           Options to purchase 50,000 shares of common stock of Empire Resorts, Inc. at $2.98 per share granted on July 21, 2008.  These shall remain exercisable through June 30, 2012.

To the extent the Company (i) maintains a registration statement with respect to shares of the Company or (ii) permits “net issuance”, broker assisted or other cashless exercise with respect to options held by directors or officers of the Company, Employee shall continue to be provided with those features with respect to the foregoing options.

2.           The Agreement is amended hereby solely as provided herein and, as so amended, continues in full force and effect.

3.           This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.  Any dispute regarding this Amendment or Mr. Radcliffe’s employment shall be resolved in the federal or state courts located in the State of New York, without a jury (which is hereby expressly waived).

4.           This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, all such counterparts shall together constitute but one and the same instrument and facsimile, photostatic and pdf copies of such executed counterparts shall be given the same effect as the originals.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the first date set forth above.

EMPIRE RESORTS, INC.

By:	/s/ Joseph Bernstein

	Signed on:	August 12, 2009

By:	/s/ Ronald Radcliffe
Ronald Radcliffe

	Signed on:	August 12, 2009